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                                                                    EXHIBIT 11.1



                           SIMULATION SCIENCES, INC.


            EXHIBIT 11.1 COMPUTATION OF PROFORMA EARNINGS PER SHARE



                                                                 12/31/95      6/30/96
                                                                ----------    ----------
        Net income...........................................   $1,354,684    $  810,039
        Calculation of shares outstanding for computing
          proforma earnings per share........................
        Weighted average common shares outstanding during        5,025,835     5,025,835
          period.............................................
        Common stock equivalents used related to options and     1,096,328     1,096,328
          warrants calculated using treasury stock method....
        Conversion of preferred stock to common stock........    1,666,668     1,666,668
                                                                ----------    ----------
        Weighted average shares used in computing proforma       7,788,831     7,788,831
          earnings per share.................................
                                                                ==========    ==========
        Proforma earnings per share..........................   $      .17    $      .10
                                                                ==========    ==========